Exhibit 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
July 26, 2012	Chief Financial Officer
(800) 445-1347 ext. 8704

United Bankshares, Inc. Increases Earnings

for the Second Quarter and First Half of 2012

WASHINGTON, D.C. and CHARLESTON, WV—United Bankshares, Inc. (NASDAQ: UBSI), today reported an increase in earnings for the second quarter and the first half of 2012 as compared to the same time periods in 2011. Earnings for the second quarter of 2012 were $21.0 million or $0.42 per diluted share, up $3.6 million or 21% from earnings of $17.5 million or $0.40 per diluted share for the second quarter of 2011. Earnings for the first half of 2012 were $42.1 million or $0.84 per diluted share, an increase of $6.7 million or 19% from earnings of $35.3 million or $0.81 per diluted share for the first half of 2011.

Second quarter of 2012 results produced a return on average assets of 1.00% and a return on average equity of 8.58%, respectively. For the first half of 2012, United’s return on average assets was 1.00% while the return on average equity was 8.60%. These returns compare favorably to United’s most recently reported Federal Reserve peer group’s (bank holding companies with total assets between $3 and $10 billion) average return on assets of 0.93% and average return on equity of 8.54% for the first quarter of 2012. United’s annualized returns on average assets and average equity were 0.98% and 8.66%, respectively, for the second quarter of 2011 while the returns on average assets and average equity was 1.00% and 8.85%, respectively, for the first half of 2011.

The results for the second quarter and first half of 2012 included noncash, before-tax, other-than-temporary impairment charges of $1.7 million and $3.1 million, respectively, on certain investment securities. The results for the second quarter and first half of 2011 included noncash, before-tax, other-than-temporary impairment charges of $4.1 million and $6.2 million, respectively, on certain investment securities.

United’s asset quality also continues to outperform its peers. United’s percentage of nonperforming loans to loans, net of unearned income of 1.23% at June 30, 2012 compares favorably to the most recently reported percentage of 3.33% at March 31, 2012 for United’s Federal Reserve peer group. At June 30, 2012, nonperforming loans were $77.6 million, down from nonperforming loans of $79.7 million or 1.28% of loans, net of unearned income, at December 31, 2011. As of June 30, 2012, the allowance for loan losses was $73.4 million or 1.16% of loans, net of unearned income, which was comparable to $73.9 million or 1.18% of loans, net of unearned income, at December 31, 2011. United’s coverage ratio of its allowance for loan losses to nonperforming loans also compares favorably to its peers. The coverage ratio for United was 94.64% and 92.73% at June 30, 2012 and December 31, 2011, respectively. The coverage ratio for United’s Federal Reserve peer group was 85.99% at March 31, 2012. Total nonperforming assets of $126.2 million, including OREO of $48.6 million at June 30, 2012, represented 1.49% of total assets which also compares favorably to the most recently reported percentage of 2.62% at March 31, 2012 for United’s Federal Reserve peer group.

United Bankshares, Inc. Increases...

July 26, 2012

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United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 14.0% at June 30, 2012 while its Tier I capital and leverage ratios are 12.8% and 10.5%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10%, a Tier I capital ratio of 6% and a leverage ratio of 5%.

“United’s earnings continue to be strong with solid asset quality favorable to peers,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “United also continues to be well-capitalized based upon regulatory guidelines.”

Tax-equivalent net interest income for the second quarter of 2012 was $70.6 million, an increase of $10.4 million or 17% from the second quarter of 2011. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Centra acquisition. Average earning assets increased $1.2 billion or 19% from the second quarter of 2011. Average net loans increased $1.0 billion or 20% for the second quarter of 2012. In addition, the average cost of funds declined 29 basis points from the second quarter of 2011. Partially offsetting the increases to tax-equivalent net interest income for the second quarter of 2012 was a decline of 30 basis points in the average yield on earning assets for the second quarter of 2012 as compared to the same quarter in 2011. The net interest margin for the second quarter of 2012 was 3.76%, which was a decrease of 7 basis points from a net interest margin of 3.83% for the second quarter of 2011.

Tax-equivalent net interest income for the first half of 2012 was $141.3 million, an increase of $20.2 million or 17% from the first half of 2011. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Centra acquisition. Average earning assets increased $1.2 billion or 20% from the first half of 2011. Average net loans increased $1.0 billion or 19% for the first half of 2012. In addition, the average cost of funds declined 30 basis points from the first half of 2011. Partially offsetting the increases to tax-equivalent net interest income for the first half of 2012 was a decline of 34 basis points in the average yield on earning assets for the first half of 2012 as compared to the first half of 2011. The net interest margin for the first half of 2012 was 3.77%, which was a decrease of 11 basis points from a net interest margin of 3.88% for the first half of 2011.

On a linked-quarter basis, United’s tax-equivalent net interest income for the second quarter of 2012 was flat from the first quarter of 2012, decreasing $20 thousand or less than 1% due mainly to a decrease in the average yield on earning assets. The second quarter of 2012 average yield on earning assets decreased 6 basis points while the average cost of funds decreased 5 basis points from the first quarter of 2012. Average earning assets were flat, increasing $36.8 million or less than 1% during the quarter. Average net loans were flat for the quarter as well, increasing $10.2 million or less than 1%. Average short-term investments increased $85.5 million or 16% while average investments declined $58.9 million or 7% for the quarter. The net interest margin of 3.76% for the second quarter of 2012 was a decrease of 2 basis points from the net interest margin of 3.78% for the first quarter of 2012.

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For the quarters ended June 30, 2012 and 2011, the provision for credit losses was $3.4 million and $4.8 million, respectively, while the provision for the first six months of 2012 was $7.6 million as compared to $9.2 million for the first six months of 2011. Net charge-offs were $4.0 million and $4.6 million for the second quarter of 2012 and 2011, respectively. Net charge-offs were $8.0 million and $9.1 million for the first half of 2012 and 2011, respectively. Annualized net charge-offs as a percentage of average loans was 0.26% for both the second quarter and first half of 2012. United’s most recently reported Federal Reserve peer group’s net charge-offs to average loans percentage was 0.70% for the first quarter of 2012.

Noninterest income for the second quarter of 2012 was $16.6 million, which was an increase of $3.3 million from the second quarter of 2011. Included in noninterest income for the second quarter of 2012 were noncash, before-tax, other-than-temporary impairment charges of $1.7 million on certain investment securities as compared to noncash, before-tax other-than-temporary impairment charges of $4.1 million on certain investment securities for the second quarter of 2011. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income for the second quarter of 2012 would have increased $1.3 million or 8% from the second quarter of 2011. This increase for the second quarter of 2012 was due primarily to increases of $576 thousand in income from trust and brokerage services due to increases in volume and the value of assets under management and $352 thousand in mortgage banking income due to increased sales of mortgage loans in the secondary market.

Noninterest income for the first half of 2012 was $32.9 million, which was an increase of $4.9 million from the first half of 2011. Included in noninterest income for the first half of 2012 were noncash, before-tax, other-than-temporary impairment charges of $3.1 million on certain investment securities as compared to noncash, before-tax other-than-temporary impairment charges of $6.2 million on certain investment securities for the first half of 2011. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income for the first half of 2012 would have increased $2.9 million or 9% from the first half of 2011. This increase for the first half of 2012 was due primarily to increases of $1.3 million in income from trust and brokerage services due to increases in volume and the value of assets under management, $733 thousand in fees from deposit services due to the Centra merger and $436 thousand in mortgage banking income due to increased sales of mortgage loans in the secondary market.

On a linked-quarter basis, noninterest income for the second quarter of 2012 increased $261 thousand from the first quarter of 2012. Included in the results for the second quarter of 2012 and first quarter of 2012 were noncash, before-tax, other-than-temporary impairment charges of $1.7 million and $1.4 million, respectively. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have increased $345 thousand or 2% on a linked-quarter basis due primarily to an increase of $165 thousand in mortgage banking income due to an increased spread on the sales of mortgage loans in the secondary market.

United Bankshares, Inc. Increases...

July 26, 2012

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Noninterest expense for the second quarter of 2012 was $51.3 million, an increase of $9.6 million or 23% from the second quarter of 2011 due primarily to increases of $3.0 million in employee compensation due to additional employees from the Centra merger and $1.7 million in employee benefits due mainly to an increase in health insurance and pension costs. The remainder of the increase in noninterest expense from the second quarter of 2011 was due mainly to the additional offices and equipment from the Centra merger.

Noninterest expense for the first half of 2012 was $101.5 million, an increase of $16.4 million or 19% from the first half of 2011 due primarily to increases of $6.0 million in employee compensation due to additional employees from the Centra merger and $2.5 million in employee benefits due mainly to an increase in health insurance and pension costs. The remainder of the increase in noninterest expense from the first half of 2011 was due mainly to the additional offices and equipment from the Centra merger.

On a linked-quarter basis, noninterest expense for the second quarter of 2012 increased $990 thousand or 2% from the first quarter of 2012. This increase was due primarily to increases of $631 thousand in employee benefits due to higher health insurance expense and $477 thousand in equipment expense due to increased depreciation and maintenance costs.

During the second quarter of 2012, United’s Board of Directors declared a cash dividend of $0.31 per share. United has increased its dividend to shareholders for 38 consecutive years. The annualized 2012 dividend of $1.24 equates to a yield of approximately 5% based on recent UBSI market prices.

United has consolidated assets of approximately $8.5 billion with 123 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its June 30, 2012 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2012 and will adjust amounts preliminarily reported, if necessary.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Six Months Ended
	June 30 2012	June 30 2011	June 30 2012	June 30 2011
EARNINGS SUMMARY:
Interest income, taxable equivalent	$82,665	$74,072	$166,122	$149,382
Interest expense	12,050	13,814	24,872	28,308
Net interest income, taxable equivalent	70,615	60,258	141,250	121,074
Taxable equivalent adjustment	1,560	1,637	3,229	3,090
Net interest income	69,055	58,621	138,021	117,984
Provision for loan losses	3,436	4,800	7,569	9,236
Noninterest income	16,587	13,334	32,913	27,985
Noninterest expense	51,252	41,677	101,514	85,146
Income taxes	9,905	8,026	19,792	16,250
Net income	$21,049	$17,452	$42,059	$35,337

PER COMMON SHARE:
Net income:
Basic	$0.42	$0.40	$0.84	$0.81
Diluted	0.42	0.40	0.84	0.81
Cash dividends	$0.31	$0.30	0.62	0.60
Book value			19.52	18.43
Closing market price			$25.88	$24.48
Common shares outstanding:
Actual at period end, net of treasury shares			50,275,869	43,645,485
Weighted average- basic	50,274,665	43,645,541	50,255,019	43,637,497
Weighted average- diluted	50,308,228	43,676,407	50,299,982	43,686,203

FINANCIAL RATIOS:
Return on average assets	1.00%	0.98%	1.00%	1.00%
Return on average shareholders’ equity	8.58%	8.66%	8.60%	8.85%
Average equity to average assets	11.64%	11.35%	11.62%	11.34%
Net interest margin	3.76%	3.83%	3.77%	3.88%

	June 30 2012	June 30 2011	December 31 2011	March 31 2012
PERIOD END BALANCES:
Assets	$8,457,009	$7,133,983	$8,451,470	$8,529,469
Earning assets	7,488,617	6,307,773	7,498,333	7,579,030
Loans, net of unearned income	6,314,916	5,252,096	6,236,710	6,200,120
Loans held for sale	9,279	1,057	3,902	7,401
Investment securities	722,854	741,845	824,219	790,936
Total deposits	6,860,441	5,728,536	6,819,010	6,881,610
Shareholders’ equity	981,181	804,241	968,844	976,303